[NATIONSBANK LETTERHEAD]




July 9, 1999




Danka Holding Company
11201 Danka Circle North
St. Petersburg, Florida

     Re: Participation Agreement dated as of November 15, 1995, as amended (the Participation Agreement") among Danka Holding Company, as Construction Agent ("Holding"), Holding, as Lessee, First Security Bank N.A, as owner trustee (the "Owner Trustee"), NationsBank, N.A, as a Holder (the "Holder"), Bank of America, N.A. f/k/a NationsBank N.A., as Administrative Agent and SunTrust Bank, Tampa Bay, as Co-Agent. Capitalized terms contained herein and not otherwise defined shall have the meaning set forth in the Participation Agreement.

Ladies and Gentlemen:

Bank of America, N.A. f/k/a NationsBank, N.A., as Administrative Agent under the Participation Agreement and Credit Agreement has received the waiver for the period from the date hereof through July 31, 2000 by the Majority Lenders of certain amendments to
Article VIII of that certain Credit Agreement dated as of December 5, 1996, as amended, among Danka Business Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, Bank of America, N.A. f/k/a NationsBank, N.A as Agent and the Lenders party thereto and the waiver of any adverse effect resulting therefrom, subject to the terms and conditions set forth in the letter dated July 9, 1999, from you, a copy of which is attached hereto.

BANK OF AMERICA, N.A. f/k/a
NATIONSBANK, N.A., as Administrative Agent


By:_________________________________
     DeWitt W. King, III
     Senior Vice President





July 9, 1999



Bank of America, N.A. f/k/a NationsBank,
National Association, as Agent
101 North Tryon Street, NC1-001-15-04
Charlotte, North Carolina  28255

     Re: Participation Agreement dated as of November 15, 1995, as amended (the "Participation Agreement") among Danka Holding Company, as Construction Agent ("Holding"), Holding, as Lessee, First Security Bank, N.A., as owner trustee (the "Owner Trustee"), Bank of America, N.A. f/k/a NationsBank, N.A., as a Holder (the "Holder"), Bank of America, N.A. f/k/a NationsBank, N.A., as Administrative Agent and SunTrust Bank, Tampa Bay, as Co-Agent.

Ladies and Gentlemen:

     Pursuant to the Participation Agreement and a Credit Agreement dated as of November 15, 1995, as amended (the "Credit Agreement") among the Owner Trustee, the several lenders party thereto (the "Lenders"), the Administrative Agent and the Co-Agent, the Lenders and the Holder agreed to make loans and Holder Advances to the Owner Trustee which would be used to acquire land and make improvements thereon, which land and improvements are leased to Holding pursuant to a Lease Agreement, dated as of November 15, 1995, as amended (the "Lease Agreement") between the Owner Trustee and Holding. Capitalized terms used herein without definition shall have the meaning set forth in the Participation Agreement and the Credit Agreement.

     Section 28.1(a) of the Lease Agreement incorporates by reference various covenants contained in Article VII and Article VIII of that certain Credit Agreement dated as of December 5, 1996, as amended or otherwise modified by waiver agreement (the "Existing Danka Credit Agreement") among Danka Business Systems PLC ("Danka PLC"), Dankalux Sarl & Co. SCA, Holding, the financial institutions party thereto and Bank of America, N.A. f/k/a NationsBank, N.A., as agent and prohibits the waiver of compliance with, or any amendments to, such incorporated covenants without the written consent of the Majority Lenders. Holding hereby requests that the Agent seek the written consent of the Majority Lenders to certain amendments to Article VIII of the Existing Danka Credit Agreement and a waiver of any adverse effect resulting thereby, such waiver to be effective as of July 9, 1999, and for a period from July 9, 1999, through July 31, 2000 (the "Waiver Period").

     Holding acknowledges and agrees that the consent of the Lenders, Owner Trustee, Holder, Administrative Agent and Co-Agent to such waiver shall be subject to the following terms and conditions.

1. During the Waiver Period, the "Applicable Margin" shall be as follows: 2.35% from the date hereof through September 30, 1999; 2.85% from October 1, 1999, through December 31, 1999; 3.35% from January 1, 2000, through March 31, 2000; and 3.60% from April 1, 2000, through July 31, 2000. However, if during the Waiver Period, Holding sells the Roosevelt Corporate Center III located in St. Petersburg, Florida, and pays the Termination Value associated with the Project (the "Project"), the Applicable Margin will be fixed for the remainder of the Waiver Period at the rate applicable when the Termination Value is paid after a sale of the Project. The Applicable Margin shall be applicable to all Eurodollar Loans and shall also be added to the Base Rate for all Base Rate Loans during the Waiver Period.

2. Holding shall furnish to the Administrative Agent, the Lenders and the Holder as soon as practicable but in any event within thirty (30) days of the end of each calendar month, commencing with the calendar month ending June 30, 1999, the monthly consolidated balance sheet and consolidated statements of earnings and cash flow of Danka PLC and its Subsidiaries, certified in writing by any representative authorized to provide the certification required by Section 7.1(c) of the Credit Agreement to have been prepared in accordance with GAAP in a manner consistent with past practices of Danka PLC, and to the best knowledge of such signatory to be true, correct, and complete in all material respects, subject to routine audit adjustments.

3. During the Waiver Period (i) Danka PLC shall not pay any dividends or make any distributions, (ii) neither Danka PLC nor any of its Subsidiaries shall make any Acquisitions, and (iii) neither Danka PLC nor any of its Subsidiaries will make any Investments except as otherwise agreed to by the Banks under the Existing Danka Credit Agreement.

4. Holding shall deposit with the Administrative Agent 5% of the first $200,000,000.00 in "Net Proceeds" that are payable to Holding or any subsidiary or affiliate of Holding (collectively, a "Danka Party") from the sale of any Danka Party (including, but not limited to those divisions or subsidiaries commonly known as "Omnifax," "DSI," and "International") or any of their capital assets as collateral for the Loan and up to 2% of any "Net Proceeds" that are payable to any Danka Party of subsequent sales of any Danka Party (including, but not limited to those divisions or subsidiaries commonly known as "Omnifax," "DSI," and "International") or any of their capital assets (collectively the "Sale Proceeds") up to a maximum pledge amount of $15,000,000.00. The term "Net Proceeds" shall have the meaning as defined in the Existing Danka Credit Agreement prior to (and Net Proceeds shall include) any payments contemplated or required by any previous or subsequent amendment to the Existing Danka Credit Agreement or any amendment to any security (or similar) agreement related to the Existing Danka Credit Agreement. Such Net Proceeds shall be held in a cash collateral account bearing interest at a market rate at the Administrative Agent and shall be pledged as additional collateral for the Loan. To the extent that any assets of a Danka Party are sold and Sale Proceeds are used to reduce the principal balance of the Loan in accordance with the Lease Agreement, the maximum pledge amount described by this paragraph shall be reduced by an amount that is equal to the percentage of principal reduction on the Loan. For example, if the principal amount of the Loan is reduced from $50,000,000.00 to $45,000,000.00, the amount of the maximum pledge amount pursuant to this paragraph shall be reduced from $15,000,000.00 to $13,500,000.00.

5.   The amount of funds that can be advanced under the Credit
Agreement with respect to the Project shall be limited to $200,000.00. Any advances over the $200,000 previously mentioned with respect to the Project shall be at the sole discretion of the Lenders.

6. The Commitments of Lenders have been reduced from $58,200,000.00 to $51,000,000.00 pursuant to a waiver letter agreement dated February 25, 1999, which letter was accepted by Administrative Agent on February 26, 1999 (the "February 1999
Waiver Letter").

7. Holding agrees that all amounts outstanding under the Loan shall be due and payable on the Original Maturity Date or the date on which all amounts outstanding under the Existing Danka Credit Agreement are paid in full, whichever occurs first and the Lenders hereby consent to such prepayment of such amounts.

8. In addition to the provisions of Section 4 hereof, Holding shall pay to Holder an amount equal to the Termination Value with respect to such property for any property to be released from the Operative Documents and Holder, Lenders and Administrative Agent consent to the release of such property and payment of the Termination Value upon such release notwithstanding any other requirements of the Operative Documents. For purposes of this waiver letter, "Termination Value" shall mean the amount funded by Lenders against such property or properties being released plus a pro rata share of all other costs advanced by Lenders for such property or properties being released.

9. Holding will pay all reasonable legal, inspector and appraisal costs of each Lender and all travel costs and expenses of each Lender in connection herewith.

10. Upon the execution of this letter, Holding shall pay to the Administrative Agent for the benefit of the Lenders and Holder a waiver fee of $127,500.00. In addition, Holding shall pay to the Administrative Agent for the benefit of the Lenders and Holding additional waiver fees calculated as follows: (a) on October 31, 1999, a waiver fee equal to one-quarter percent (0.25%) of the Commitments on such date; (b) on December 31, 1999, a waiver fee equal to one-half percent (0.50%) of the Commitments on such date, and (c) on March 31, 2000, a waiver fee equal to one percent (1.0%) of the Commitments on such date.

11. Holding shall at its expense, permit and fully cooperate with the Administrative Agent and its representatives in a review and evaluation of all assets of Holding and its Subsidiaries located in the United States.

12. Holding acknowledges and agrees that it has no existing defense, counterclaim, offset, claim or demand in respect of the transaction described herein and hereby releases the Lenders, Owner Trustee, Holder, Administrative Agent and Co-Agent from any claims, causes of action or other liabilities arising in connection with this transaction. Holding further acknowledges and agrees that the total amount of principal indebtedness (including Loans and Holder Advances), outstanding in connection with the tax retention operating lease financing is $51,300,106.32.

13. Holding shall cooperate fully with Lender and the Administrative Agent in their efforts to examine, evaluate, or appraise the Properties, including providing reasonable access to the Properties, plans, specifications, construction papers, contractors, subcontractors, books and records relating to the Properties.

14. Holding shall deliver to the Administrative Agent a marketing plan within 30 days of the date hereof which delineates any proposed marketing of and each listing agreement related to the Project by Holding. Holding shall then use its best efforts to implement such marketing plan and to sell the Project in accordance with such marketing plan to reduce the principal balance of the Loan. Holding shall deliver to Administrative Agent on a monthly basis, a report in a form acceptable to Administrative Agent, which report details the status of the marketing efforts concerning the Project.

15. Holding shall deliver to the Administrative Agent prior to any request for advance, a schedule of proposed additional draws during the Waiver Period which schedule shall be acceptable to the Administrative Agent and Majority Lenders, in their sole discretion, and at the time of any such subsequent advance the Administrative Agent shall have received all documents required by Credit Agreement and Operative Agreements, including a draw request and a progress report for all Properties then under construction, which draw request and progress payments shall be acceptable to the Administrative Agent and Majority Lenders.

16. Within five Business Days of the date hereof, all domestic subsidiaries of Holding which have guaranteed payment of indebtedness under the Existing Danka Credit Agreement and have not delivered a guaranty of payment of obligations of Holding under the Lease Agreement, shall deliver a guaranty.

17. Holding has not entered and shall not enter into any further sublease of any of the Properties to any Person other than a Danka Party, except that Holding may sublease to Xerox Corporation the property located at 9715 Burnet Road, Austin, Texas (the "Austin Property") for a term not to extend beyond July 31, 2001. If Holder subleases the Austin Property to Xerox Corporation, Holder shall promptly assign its rights under the sublease as additional collateral for the Loan under terms acceptable to Lenders. Holding shall not be entitled to substitute any new Properties for any existing Properties

18.  Holding agrees to use its best efforts to close a sale (the
"DSI Sale") of the assets or equity of the division(s) or business unit(s) of the companies affiliated with Holding and commonly referred to as of the date hereof as "DSI" at a price not less than their fair market value and on commercially reasonable sale terms.

19. Upon the effectiveness of this document, the Lenders shall have fully earned and become entitled to receive a waiver fee in the amount of $510,000.00, such fee to be paid by Holding to the Administrative Agent for distribution to the Lenders on the earliest of (a) July 31, 2000, (b) the date on which all amounts outstanding under the Loan shall be paid in full and the Commitments of Lenders have terminated, or (c) the date of the closing of the DSI Sale. The waiver fee required by this paragraph is in addition to the waiver fees required by paragraph 10 above.

20. The provisions of this document supersede any provisions of the Credit Agreement, the Participation Agreement or any Other Operative Agreement to the extent they are inconsistent. The terms of this document supersede and replace any prior waiver letters from Holding to the Lenders, including, but not limited to, the waiver letter dated February 25, 1999, that was accepted by Administrative Agent on February 26, 1999, and all such prior wavier letters shall no longer be in force or effect.

21. This document extends to the amendments to Article VIII of the Existing Danka Credit Agreement that are evidenced by the Sixth Amendment to Credit Agreement dated as of July 9, 1999 (the "Sixth Amendment"), and does not extend to any other future amendments, modifications or waivers of any of the provisions of
Article VIII of the Existing Danka Credit Agreement, the Credit Agreement or the Lease Agreement.

22. This document shall become effective as of the date hereof upon (a) receipt by the Administrative Agent of an executed copy of this document (which may be signed in counterparts and may be received by facsimile transmission) signed by Holding and the undersigned Guarantors, (b) receipt by Administrative Agent of a copy of the fully executed Sixth Amendment, (c) the payment by Holding to Administrative Agent of the waiver fee of $127,500.00 required by paragraph 10 hereof, and (d) Holding shall have executed the Assignment of Deposit Account concerning the cash collateral that is required by paragraph 4 hereof, Holding shall have executed a UCC-1 Financing Statement concerning such account, and Holding shall deposit $135,000.00 in such account arising from the sale of Ulysses _________.

     Holding further acknowledges and agrees that any breach during the Waiver Period in the timely performance, observance, or fulfillment of any of the terms or conditions stated above shall constitute an Event of Default under the Lease Agreement and unless the Majority Lenders shall otherwise agree in writing, shall terminate the effectiveness of any waiver obtained by the Administrative Agent from the Lenders pursuant to this request. Holding further acknowledges and agrees that nothing contained herein is intended to or shall limit any of the provisions of the Participation Agreement, Lease Agreement or any Operative Agreement as currently in effect, except as expressly stated herein and except that, should the Administrative Agent obtain the consent of the Majority Lenders to the amendments to Article VIII of the Existing Danka Credit Agreement requested hereby, the enforcement of such provisions shall be waived during the Waiver Period as well as any adverse effect resulting therefrom subject to full and timely compliance with the terms and conditions of such waiver stated above.

                              Very truly yours,
                              DANKA HOLDING COMPANY
                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

     The undersigned Guarantors hereby consent to the foregoing and hereby confirm their guaranty of payment of obligations arising under the tax retention operating lease transaction.
                              AMERICAN BUSINESS CREDIT
                               CORPORATION
                              AMERITREND CORPORATION
                              CORPORATE CONSULTING GROUP, INC.
                              D.I. INVESTMENT MANAGEMENT, INC.
                              DANKA IMAGING DISTRIBUTION, INC.
                              DANKA MANAGEMENT COMPANY, INC.
                              DANKA OFFICE IMAGING COMPANY
                               (successor by merger to Danka
                              Corporation)
                              DANKA PLC
                              KIS IMAGING SERVICES, INC.
                              By:_____________________________
                              Name:___________________________
                              Title:__________________________

                              DANKA BUSINESS SYSTEMS PLC
                              By:_____________________________
                              Name:___________________________
                              Title:__________________________